Exhibit 99.1

Zix Corporation Announces First Quarter 2006 Financial Results
DALLAS — May 9, 2006 — Zix Corporation (ZixCorp®), (Nasdaq: ZIXI), the leader in hosted services for email encryption and e-prescribing, today announced financial results for the first quarter ended March 31, 2006. ZixCorp recorded first quarter revenues of $3.9 million and recorded a first quarter 2006 net loss of $6.9 million, or 14 cents loss per share, compared with revenue of $3.6 million and a net loss of $9.6 million, or 30 cents loss per share, in the corresponding 2005 quarter.
“Our focus on two service offerings, hosted email encryption and e-prescribing, has helped propel ZixCorp’s expansion success,” said Rick Spurr, chairman and chief executive officer for ZixCorp. “In our email encryption business, we continue to see the customer base grow and the renewal rate remains at or above 95 percent. To effect even greater growth, we have been investing in new alliances and channels of distribution through partnerships. Adding to two significant partnerships announced in 2005, we announced agreements with SafeBoot and Panda in this quarter. Some of these new partnerships have expanded our reach beyond the United States, into Europe and Asia.
“In e-prescribing, our recent announcements of payor sponsorships with Blue Cross and Blue Shield of Louisiana and a payor in the Southeast add to our active, successful programs in Massachusetts, New Jersey, and Pennsylvania. These wins demonstrate our expanding leadership role in this exciting, emerging new market.”
Q1 Business Highlights
e-Prescribing
Processed 1.2 million electronic prescriptions in Q1 2006, which is more than 100,000 prescriptions per week, up from 80,000 per week in December 2005.
•	Achieved 885 new e-prescriber deployments in the quarter.
•	eRx Collaborative sponsored 500 additional prescribers and published statistics from the most active e-prescribing program in the United States, including:
•	1.5 percent drug cost savings

•	5,500 changed prescriptions per month due to real-time alerts

•	Average savings to patient of $20-$25 for each changed prescription
•	Other payor pilot programs are producing similar or stronger measurable changes in prescribing behavior through increases in generic substitution and in formulary compliance.
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Zix Corporation   |   2711 N. Haskell Ave.   |   Suite 2300, LB 36   |   Dallas, TX 75204   |   phone 214 370 2000   |   fax 214 370 207   |   www.zixcorp.com

Zix Corporation Announces First Quarter 2006 Financial Results	Page 2 of 7
Email Encryption:
•	Email encryption revenue for Q1 2006 increased 63 percent when compared with Q1 2005 and 17 percent when compared with Q4 2005.

•	Total email encryption orders were $4.1 million, which was the highest level since Q2 2005.

•	Email encryption’s new first-year orders were $1 million.

•	Announced an OEM distribution agreement with SafeBoot, a worldwide desktop encryption provider, which expands ZixCorp distribution into Europe and Asia.

•	Postini launched and announced a ZixCorp reseller relationship.
ZixData Center™
•	Transaction throughput consisting of both email messages and electronic prescriptions more than doubled from a year ago, with 533 million transactions in Q1 2006.
Financial Highlights for the Quarter
Revenues: Revenues were $3.9 million in the first quarter 2006, which was a 9 percent increase over the first quarter 2005. The increase was negatively impacted by products the company divested in 2005. When the revenues for divested products are removed and only the company’s current products remain, the total revenues increased by 35 percent in the first quarter 2006 compared with the first quarter 2005. The company’s email encryption services increased revenue year-over-year by 63 percent, while e-prescribing declined by 32 percent. Email encryption’s rise was due to the record orders the company experienced in first and second quarters of 2005, which are now fully in service and being recognized into revenue. e-Prescribing revenues declined due to several factors, including the impact of changes in the recent contract terms leading to all revenue on new arrangements being recognized ratably over the contract term, the inclusion of more performance-based contract requirements, and the drop off of revenues from the Wellpoint initiative. The company’s order backlog (contractually bound service contracts that represent future revenue to be recognized as the services are provided) was $22.5 million on March 31, 2006.
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Zix Corporation   |   2711 N. Haskell Ave.   |   Suite 2300, LB 36   |   Dallas, TX 75204   |   phone 214 370 2000   |   fax 214 370 207   |   www.zixcorp.com

Zix Corporation Announces First Quarter 2006 Financial Results	Page 3 of 7
Revenues by Product First Quarter 2005 – 2006

			Variance
	Three months ended, Mar 31,		2006 vs. 2005
	2006	2005	$	%
Email encryption	$3,333,000	$2,044,000	$1,289,000	63%
e-Prescribing	562,000	832,000	(270,000)	(32%)

Subtotal for core products	3,895,000	2,876,000	1,019,000	35%

Inspector products (sold March 2005)	—	637,000	(637,000)	(100%)
Dr. Chart (sold September 2005)	—	70,000	(70,000)	(100%)

Subtotal divested products	—	707,000	(707,000)	(100%)

Total revenues	$3,895,000	$3,583,000	$312,000	9%

Gross Margin: Company-wide gross margin grew by $0.8 million, compared with the first quarter 2005, to reach $0.5 million for the first quarter 2006, or 13 percent of revenue. The gross margin contribution from email encryption services was over $1.9 million (56 percent), while gross margin for e-prescribing services remained negative, at an estimated $1.4 million for the first quarter 2006. The company-wide gross margin for the same period in 2005 was negative $0.3 million or negative 9 percent, with gross margin for email encryption estimated to be positive $ 0.7 (36 percent) and for e-prescribing at negative $1 million. The year-on-year improvement in email encryption services gross margin was caused by continued revenue growth on a largely fixed cost base for providing the incremental services. The gross margin in e-prescribing declined year-over-year, primarily due to the decline in revenue.
R&D and SG&A Expenditures: In the first quarter 2006, the combination of the company’s research and development (R&D) expenditures and its sales, general, and administrative (SG&A) expenditures decreased by $1.3 million when compared with the same period in 2005, representing a decline of 14 percent. The spending declined as a result of divested products and general cost-cutting, with a partially offsetting increase of $0.7 million from the implementation of FAS 123R (expensing of stock options).
Net Loss: ZixCorp recorded a net loss of $6.9 million for the first quarter 2006 versus a net loss of $9.6 million in first quarter 2005. The $2.7 million decline in the net loss is from the improved gross margin, declines in SG&A and R&D spending as mentioned above, and a reduction of net interest expense of $0.5 million. Two one-time gains in each quarter of $1.0 million offset each other on a comparative basis.
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Zix Corporation   |   2711 N. Haskell Ave.   |   Suite 2300, LB 36   |   Dallas, TX 75204   |   phone 214 370 2000   |   fax 214 370 207   |   www.zixcorp.com

Zix Corporation Announces First Quarter 2006 Financial Results	Page 4 of 7
Cash Utilization: Unrestricted cash and cash equivalents as of March 31, 2006, was $14.2 million, a $6 million decrease from Dec. 31, 2005. Net cash used by operating activities in the first quarter 2006 was $5.5 million, which was a decline of $1.8 million over the same period in 2005. The company also has a restricted cash balance on hand of $5.1 million that is primarily held in escrow for $5 million of outstanding convertible debt.
Subsequent Events: On April 5, 2006, ZixCorp completed a private placement of the company’s common stock. Total proceeds from the transaction were approximately $11.8 million (net proceeds to the company were approximately $10.9 million after estimated transaction costs). The transaction resulted in the company issuing 9,930,000 shares of its common stock and 5,958,000 warrants to purchase the company’s common stock. Details of this transaction can be found in the company’s recently filed 8-K, filed April 5, 2006.
Annual Meeting of Stockholders: ZixCorp’s Annual Meeting of Stockholders and Webcast has been rescheduled for June 13, 2006. The meeting will begin at 10:00 a.m. CDT (11:00 a.m. EDT). Registration begins at 9:30 a.m. CDT. The meeting will be held at the Cityplace Conference Center, Turtle Creek Room I, Ground Floor, 2711 North Haskell Avenue, Dallas, Texas 75204. For a live Webcast of the Annual Meeting of Stockholders, go to http://investor.zixcorp.com/, then click the Live Webcast icon. A replay will be available at the Web site.
About Zix Corporation
Zix Corporation (ZixCorp®) is the leading provider of hosted email encryption and e-prescribing services. ZixCorp’s email encryption services provide an easy and cost-effective way to ensure customer privacy and regulatory compliance for corporate email. Its PocketScript® e-prescribing service reduces costs and improves patient care by automating the prescription process between payers, doctors, and pharmacies. For more information, visit www.zixcorp.com.
ZixCorp Contacts:
Public Relations: Farrah Corley (214) 370-2175, publicrelations@zixcorp.com
Investor Relations: Peter Wilensky (214) 515-7357, invest@zixcorp.com
Safe Harbor Statement for ZixCorp
The following is a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained in this release are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the company’s continued operating losses and substantial utilization of cash resources; the company’s ability to achieve broad market acceptance for the company’s products and services, including the company’s ability to enter into new sponsorship agreements for the electronic prescribing services offered by its PocketScript, Inc. subsidiary; the company’s ability to maintain existing and generate other revenue opportunities, including fees for scripts written, from its PocketScript e-prescription business; reliance on establishing and maintaining strategic relationships to gain customers and grow revenues; the expected increase in competition in the company’s e-messaging and e-prescription businesses; and the company’s ability to successfully and timely introduce new e-messaging and electronic prescription products and services or related products and services and implement technological changes. Further details on such risks and uncertainties may be found in the company’s public filings with the SEC.
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Zix Corporation   |   2711 N. Haskell Ave.   |   Suite 2300, LB 36   |   Dallas, TX 75204   |   phone 214 370 2000   |   fax 214 370 207   |   www.zixcorp.com

ZIX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2006	2005

Revenues	$3,895,000	$3,583,000

Cost of revenues	3,375,000	3,891,000

Gross margin (loss)	520,000	(308,000)

Operating expenses:
Research and development expenses	1,595,000	1,975,000
Selling, general and administrative expenses	6,592,000	7,502,000
Customer deposit forfeiture	(1,000,000)	—
Gain of sale of product lines	—	(950,000)

Total operating expenses	7,187,000	8,527,000

Operating loss	(6,667,000)	(8,835,000)

Other (expense) income:
Investment and other income	217,000	143,000
Interest expense	(418,000)	(830,000)

Total other (expense) income	(201,000)	(687,000)

Loss before income taxes	(6,868,000)	(9,522,000)
Income taxes	(6,000)	(50,000)

Net loss	$(6,874,000)	$(9,572,000)

Basic and diluted loss per common share	$(0.14)	$(0.30)

Basic and diluted weighted average common shares outstanding	49,654,338	32,295,162

Zix Corporation   |   2711 N. Haskell Ave.   |   Suite 2300, LB 36   |   Dallas, TX 75204   |   phone 214 370 2000   |   fax 214 370 207   |   www.zixcorp.com

ZIX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$14,158,000	$20,240,000
Restricted cash	5,102,000	5,100,000
Receivables, net	413,000	149,000
Prepaid and other current assets	1,654,000	1,845,000

Total current assets	21,327,000	27,334,000

Restricted cash	35,000	35,000
Property and equipment, net	3,377,000	3,652,000
Goodwill, intangible assets and other assets	2,865,000	3,094,000

Total assets	$27,604,000	$34,115,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$4,547,000	$5,062,000
Deferred revenue	7,824,000	7,087,000
Customer deposit	2,020,000	1,000,000
Capital lease obligations	103,000	165,000
Promissory note payable	2,330,000	—
Short-term note payable	192,000	268,000
Convertible promissory notes payable	4,504,000	4,404,000

Total current liabilities	21,520,000	17,986,000

Long-term liabilities:
Deferred revenue	1,325,000	1,261,000
Customer deposit	—	2,000,000
Promissory note payable	—	2,226,000
Deferred rent	239,000	245,000

Total long-term liabilities	1,564,000	5,732,000

Total liabilities	23,084,000	23,718,000
Total stockholders’ equity	4,520,000	10,397,000

Total liabilities and stockholders’ equity	$27,604,000	$34,115,000

Zix Corporation   |   2711 N. Haskell Ave.   |   Suite 2300, LB 36   |   Dallas, TX 75204   |   phone 214 370 2000   |   fax 214 370 207   |   www.zixcorp.com

ZIX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
	2006	2005

Operating activities:
Net loss	$(6,874,000)	$(9,572,000)
Non-cash items in net loss	1,043,000	1,031,000
Changes in operating assets and liabilities, excluding effects of acquisitions:	285,000	1,155,000

Net cash used by operating activities	(5,546,000)	(7,386,000)

Investing activities:
Purchases of property and equipment	(398,000)	(685,000)
Sales and maturities of marketable securities	—	12,997,000
Purchase of restricted cash investment	—	(36,000)
Proceeds from sale of product line	—	1,840,000

Net cash (used) provided by investing activities	(398,000)	14,116,000

Financing activities:
Proceeds from exercise of stock options	—	3,000
Payment of short-term notes payable, capital leases and other	(138,000)	(109,000)

Net cash used by financing activities	(138,000)	(106,000)

(Decrease) increase in cash and cash equivalents	(6,082,000)	6,624,000
Cash and cash equivalents, beginning of period	20,240,000	3,856,000

Cash and cash equivalents, end of period	$14,158,000	$10,480,000

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Zix Corporation   |   2711 N. Haskell Ave.   |   Suite 2300, LB 36   |   Dallas, TX 75204   |   phone 214 370 2000   |   fax 214 370 207   |   www.zixcorp.com